Exhibit 5.1

June 16, 2020

Actinium Pharmaceuticals, Inc.

275 Madison Avenue, 7th Floor

New York, NY 10016

Ladies and Gentlemen:

We have acted as counsel for Actinium Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Act”) of the Company’s prospectus supplement, dated June 16, 2020 ( the “Prospectus Supplement”), forming part of the registration statement on Form S-3 (Registration No. 333-216748), as amended, initially filed by the Company with the Commission on March 16, 2017, and declared effective on October 12, 2017 (the “Registration Statement”). The Prospectus Supplement relates to the proposed sale of (i) 55,653,846 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”), and (ii) the pre-funded warrants (the “Pre-funded Warrants”) to purchase up to 21,269,231 shares of Common Stock with an exercise price of $0.0001 per share of Common Stock (the “Pre-funded Warrant Shares” and, together with the Shares and the Pre-Funded Warrants, collectively, the “Securities”).

Certain of the Securities are being sold pursuant a securities purchase agreement, dated June 16, 2020, between the Company and each purchaser named therein (the “Securities Purchase Agreement”).

In rendering the opinions expressed herein, we have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of (i) the Company’s Certificate of Incorporation and the Amended and Restated Bylaws, each as amended and/or restated to date (“Company Charter Documents”); (ii) certain resolutions of the Board of Directors of the Company and the Transaction Committee of the Board of Directors of the Company related to the filing of the Prospectus Supplement, the authorization and issuance of the Securities and related matters; (iii) the Registration Statement, including the prospectus, and all exhibits thereto; (iv) the Prospectus Supplement and the prospectus included in the Registration Statement dated October 12, 2017 (the “Base Prospectus” and together with the Prospectus Supplement, the “Prospectus”); (iv) the Securities Purchase Agreement; (v) a specimen of the Company’s Common Stock certificate; (vi) the form of the Pre-funded Warrants; and (vii) such other corporate records of the Company, as we have deemed necessary or appropriate for the purposes of the opinions hereafter expressed.

As to questions of fact material to the opinions expressed below, we have, without independent verification of their accuracy, relied to the extent we deem reasonably appropriate upon the representations and warranties of the Company contained in such documents, records, certificates, instruments or representations furnished or made available to us by the Company.

In making the foregoing examination, we have assumed (i) the genuineness of all signatures, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to original documents of all documents submitted to us as certified or photostatic copies, (iv) that all agreements or instruments we have examined are the valid, binding and enforceable obligations of the parties thereto, and (v) that all factual information on which we have relied was accurate and complete.

Actinium Pharmaceuticals, Inc.

June 16, 2020

We have also assumed that, at the time of the issuance of the Securities: (i) the Company will continue to be incorporated and in existence and good standing in its jurisdiction of organization; (ii) the Registration Statement, and any amendments thereto (including post-effective amendments) will have become effective and will have remained effective; (iii) no stop order of the Commission preventing or suspending the use of the Prospectus will have been issued; (iv) the resolutions of the Board of Directors of the Company and the Transaction Committee of the Board of Directors of the Company referred to above will not have been modified or rescinded; (vi) the Company will receive consideration for the issuance of the Securities and that is at least equal to the par value of the Common Stock; (v) the Securities Purchase Agreement will have been duly authorized and validly executed and delivered by the parties thereto and will be enforceable obligations of the parties thereto; (vi) all requirements of the DGCL, the Company Charter Documents will be complied with when the Securities are issued; (vii) all Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Prospectus; and (viii) neither the issuance nor sale of the Securities will result in a violation of any agreement or instrument then binding upon the Company or any order of any court or governmental body having jurisdiction over the Company.

Based upon the foregoing and subject to the assumptions and qualifications stated herein, we are of the opinion that:

(1) upon payment and delivery in accordance with the Securities Purchase Agreement and the Prospectus, the Shares will be validly issued, fully paid and non-assessable;

(2) when the Pre-funded Warrants have been duly executed by the Company and the Pre-funded Warrants have been issued and sold pursuant to the Prospectus, against payment in full of the consideration payable therefor, the Pre-funded Warrants will constitute valid and legally binding obligations of the Company; and

(3) the Pre-funded Warrant Shares have been duly authorized and, upon the valid exercise in accordance with the terms of the Pre-Funded Warrants and payment in full of the consideration payable therefor, the Pre-Funded Warrant Shares will be validly issued, fully paid and non-assessable.

Actinium Pharmaceuticals, Inc.

June 16, 2020

The opinions expressed herein are limited exclusively to the General Corporation Law of the State of Delaware (the “DGCL”) and applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the DGCL and such provisions of the Delaware Constitution and we have not considered, and express no opinion on, any other laws or the laws of any other jurisdiction.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the Prospectus.  In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Haynes and Boone, LLP

Haynes and Boone, LLP